PRESS RELEASE

Sunnyside Bancorp, Inc.
56 Main Street
Irvington, New York 10533

For Additional Information Contact:
Timothy D. Sullivan, President and Chief Executive Officer
(914) 591-8000

SUNNYSIDE BANCORP, INC. ANNOUNCES RESULTS OF
STOCK OFFERING AND MEMBER VOTE OF SUNNYSIDE FEDERAL SAVINGS AND LOAN ASSOCIATION OF IRVINGTON

Irvington, New York, July 11, 2013 – Sunnyside Bancorp, Inc. (the “Company”), a Maryland corporation and the proposed holding company for Sunnyside Federal Savings and Loan Association of Irvington (“Sunnyside Federal” or the “Bank”), announced today that the Bank’s members have approved the Bank’s Plan of Conversion pursuant to which the Bank will convert to a stock savings bank and become the wholly owned subsidiary of the Company and the Company will sell shares of its common stock.

The Company also announced that it expects to sell 793,500 shares of common stock, representing the adjusted maximum of the offering range, at $10.00 per share, for gross offering proceeds of $7,935,000.  The offering was oversubscribed in the first category of the subscription offering by eligible account holders as of January 31, 2012.  Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in the Bank’s Plan of Conversion, including the sale of 55,545 shares to the employee stock ownership plan.  Neither supplemental eligible account holders as of March 31, 2013, nor any other members of the Bank as of April 30, 2013 will have their orders filled.

If you are a first category subscriber and would like to confirm your allocation, allocation information is available online at https://allocations.kbw.com.  You may also contact the stock information center at (877) 892-9472 (toll free) from 10:00 a.m. until 4:00 p.m., Eastern time.

Subject to the satisfaction of closing conditions, the transaction is expected to close on Monday, July 15, 2013, at which time the Company will become the public stock holding company of the Bank.  The shares of common stock sold in the offering are expected to begin trading in the over the counter market on Tuesday, July 16, 2013 with quotations available on the OTC Bulletin Board under the ticker symbol “SNNY.”  Certificates reflecting the shares purchased in the subscription offering and refund checks for any subscribers not receiving all shares ordered are expected to be mailed on or about July 16, 2013.

Timothy D. Sullivan, President and Chief Executive Officer of Sunnyside Bancorp, Inc. and Sunnyside Federal, said: “I would like to extend our appreciation to our customers and the communities we serve for their loyalty and support in achieving our very successful offering.  I would also like to thank our dedicated employees, as we all share in this success and take pride in our continued efforts in growing our local neighborhood brand of banking.”

Keefe, Bruyette & Woods, Inc. (“KBW”) acted as selling agent in the subscription offering, and is serving as financial advisor to the Company and the Bank in connection with the conversion.  Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to the Company and the Bank.  Spidi & Fisch, PC is serving as legal counsel to KBW.

Following the completion of the conversion, Sunnyside Bancorp, Inc. will be a savings and loan holding company and the parent company of Sunnyside Federal.  Sunnyside Federal is a federally chartered savings association headquartered in Irvington, New York.  Originally chartered in 1930, Sunnyside Federal serves the banking needs of individuals and businesses through its full-service banking office located in Irvington, New York.  Additional information about Sunnyside Federal is available on the internet at www.sunnysidefederal.com.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Sunnyside Bancorp, Inc. and Sunnyside Federal are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.